EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned agree that the Schedule 13D with respect to the Common Stock, par value $0.001 per share, of Equus Total Return, Inc., dated as of May 14, 2014, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

DATED:   May 27, 2014

MVC CAPITAL, INC.

By:	/s/ Michael Tokarz
Name:	Michael Tokarz
Title:	Chairman and Portfolio Manager

THE TOKARZ GROUP ADVISERS, LLC

By:	/s/ Michael Tokarz
Name:	Michael Tokarz
Title:	Manager

MICHAEL T. TOKARZ

By:	/s/ Michael Tokarz